Royalty Deed

Dated October 13, 2015

Nyngan Scandium Project, NSW, Australia

EMC METALS AUSTRALIA PTY. LTD.
ABN 80 160 223 325 (Payer)

UMGENI HOLDINGS INTERNATIONAL LIMITED (Payee)

Page i

Between:

EMC METALS AUSTRALIA PTY. LTD.

(Payer)

Suite 501, 1430 Greg Street
Sparks, Nevada
USA 89431
And:

UMGENI HOLDINGS INTERNATIONAL LIMITED

(Payee)

Clifton House
75 Fort Street
PO Box 1350
Grand Cayman
KY1-1108
Cayman Islands

Background: The Payee wishes to acquire the Royalty (as defined herein) from the Payer, and the Payer wishes to grant the Royalty to the Payee, on the terms provided in this Royalty Deed.

Agreed Terms

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless the context otherwise requires, the following expressions have the respective meanings in this Deed:

Accounting Standards	Means either U.S. Generally Accepted Accounting Principles or Canadian Generally Accepted Accounting Principles as applicable from time to time pursuant to the reporting requirements of the parent company of the Payer, provided that if no such reporting requirements apply, then it shall mean Australian Generally Accepted Accounting Principles.

Adjustment	means any adjustment to a Royalty payment in any particular Quarter:

(a)	which arises from an adjustment to the amount paid to the Payer in a previous Quarter, based on the actual Products recovered after refining;

(b)	to correct any accounting or recording errors from previous Quarters;

(c)	which arises as a result of a review and reassessment of transfer pricing by a Governmental Authority pursuant to (c) of the definition of Transfer Price herein;

(d)	which is otherwise made in accordance with this Deed; or

(e)	which is agreed by the parties.

Annual Statement	Means, a statement signed by an authorized director or officer of the Payer confirming the accuracy of such statement setting out the calculation of the Royalty payment for an annual period consisting of four Quarters ending on the last day of the Payer’s fiscal year, and including the following information, in each case, in sufficient detail and with sufficient supporting documentation, to enable the Payee to verify the accuracy thereof:

(a)	all the information provided for in (a) through (d) of the definition of Statement herein, annual period covering the immediately preceding four Quarters comprising the Payer’s fiscal year, and

(b)

a certificate of an independent accounting firm confirming the information used to provide the information in (a) above is (i) consistent with the information used to prepare the annual unconsolidated audited financial statements of the Payer for such fiscal year, and (ii) consistent with the information used to determine any income tax or royalty payable to a Governmental Authority;

accompanied by a true and complete copy of the unconsolidated audited financial statements of the Payer prepared in accordance with Section 4.2(a) for such fiscal year of the Payer.

Arm’s Length Terms	means, for the purposes of calculating the Royalty, prices and terms no less favourable to the Payer or any Related Person than those which would be agreed to and paid in a similar transaction under similar circumstances with a Third Party.

Assumption Deed	means a deed in such form as may be reasonably required by the party for whose benefit the deed is to be made (acting in a timely and prompt manner) whereby the assignee or other recipient of an interest in the Tenements, or any rights in relation to Products extracted and recovered from the Mining Area agrees, in favour of the party for whose benefit the deed is to be made, to assume, be bound by and perform the obligations in this Deed of the party from which it acquires its interest and rights, and makes the same representations, warranties as those made by the assigning party, in favour of the remaining party.

Business Day	means a day on which trading banks are open for business in Sydney, New South Wales, Australia.

Commencement Date	means the later of the Execution Date and the date on which the extraction or recovery of any Product commences from the Mining Area.

Concentrate	means Ore in which any particular mineral (as defined in the Mining Act) is the principal component having commercial value.

Confidential Information	means all confidential, non-public or proprietary information of a party regardless of how the information is stored or delivered, which is exchanged between the parties before, on or after the Execution Date in connection with this Deed, other than information:

(a)	that is in or becomes part of the public domain other than through breach of this Deed or an obligation of confidence owed to the disclosing party; or

(b)

which the recipient can prove by credible evidence was already known by it at the time of disclosure to it (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality).

Without limiting the foregoing, any information regarding the marketing and pricing of Product, whether or not refined or upgraded, including information contained in any Statement regarding the Net Value, Transfer Price, Gross Proceeds and Deductible Expenses, is deemed to be confidential information.

Control	means, when used to describe the relationship between a particular Person or group of Persons and another Person or group of Persons, any circumstance whereby such Person or Persons possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person or Persons, whether through the ownership of voting securities, by contract or otherwise; and the term “Controlled” shall have a similar meaning.

Deductible Expenses	means the aggregate amount paid by the Payer, as calculated in US Dollars, for the relevant Quarter for: (a)

(i)	all road, sea and rail freight, transportation and security, including forwarding, shipping, demurrage, delay and insurance costs, incurred by the Payer from the Tenements to the first point of delivery of the Products to any smelter, refinery or other places of processing or treatment of such Products; and

(ii)	all stockpiling and storage of any Product;

except that no deduction shall be made for any costs and expenses listed in (i) and (ii) above, that are incurred as a result of one or more payments to a Related Person of the Payer and that are in excess of those that would be paid or incurred by the Payer on Arm’s Length Terms; and

(b)          GST, if the aggregate amount paid to the Payer or any Related Person includes GST.

Encumbrance	means any security interest, mortgage, pledge, lien, charge, title retention arrangement, trust or power, or other form of security or interest having effect as a security for the payment of any monetary obligation or the observance of any other obligation whether existing or agreed to be granted or created.

Encumbrancee	means a person who is entitled to the benefit of an Encumbrance over the Tenements, the Royalty or over a party’s rights under this Deed.

Exchange Rate	means, in respect of any foreign currency:

(a)	the average of the buy and sell rates for the foreign currency in United States dollars, as quoted by any one of the four largest (by market share) banks in Australia; or

(b)

if those rates are not quoted, then the average of the buy and sell rates for the foreign currency as quoted by any two major Australian trading banks selected by the Payer in good faith and on a consistent basis;

on the day on which the Exchange Rate is to be determined (or, if the Exchange Rate is to be determined on a day that is not a Business Day, then on the immediately preceding Business Day).

Execution Date	means the date of this Deed, being October 13, 2015.

Governmental Authority	means any: (i) federal, provincial, state, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign; (ii) any subdivision or authority of any of the foregoing; or (iii) any quasi- governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

GST	Has the meaning given to that term in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Gross Proceeds	means, for any particular Quarter, the sum of: (i) all consideration, monetary or otherwise, received by the Payer from a Third Party, in connection with sales or other disposal of Product to any Person in such Quarter; (ii) the aggregate Transfer Price of all sales or other dispositions of Product to Related Persons in such Quarter; and (iii) the proceeds received from an insurer in the case of loss of, or damage to, Products (net of any excess paid in respect of that loss). For clarity, where partially upgraded/refined Product is transferred by the Payer to a Related Person and thereafter used by the Related Person to develop downstream products, only the Transfer Price of the partially upgraded/refined Product will be included in the determination of Gross Proceeds, and any subsequent market value additions resulting from improved or developed downstream Products will not be included in Gross Proceeds.

Law	means, at any particular time in respect of any particular Person, property, transaction or event, all laws (including common law and equity), statutes, regulations, statutory instruments, treaties, judgments and decrees applicable to that Person, property, transaction or event (having the force of law) and all applicable requirements, requests, official directives, consents, approvals, authorizations, guidelines, decisions, rules, orders and policies of any Governmental Authority having authority over such Person, property, transaction or event.

Mineral	means any mineral (as that term is defined in the Mining Act) that is mined or otherwise removed from the Mining Area, whether in the form of Ore, Concentrates, tailings or otherwise and all beneficiated or derivative products thereof, including scandium oxide (Sc2O3), obtained or obtainable from any Tenements by mining operations carried out on or under the surface of any land.

Mining Act	means the Mining Act 1992 (NSW).

Mining Area	means, collectively, the area within the boundaries of the Tenements existing from time to time on or after the Execution Date where mining activities are conducted during the term of this Deed, and the area within the boundaries of any Surrounding Area, if applicable.

Net Value	means, with respect to any particular Quarter, the amount that is equal to A minus B, where:

“A” is Gross Proceeds for such Quarter; and

“B” is Deductible Expenses for such Quarter.

NSW Department	means the Department of Industry Resources and Energy of the Government of the State of New South Wales, or any successor department or authority that assumes the responsibilities of such Department after the date hereof.

Ore	means any mineral (as defined in the Mining Act) located in or on the Earth's crust at a concentration above background level.

Person	means a natural person, sole proprietorship, partnership, limited partnership, limited liability partnership, company, body corporate, limited liability company, unlimited liability company, joint stock company, trust, trustee, executor, administrator or other legal representative, unincorporated association, joint venture, trust, governmental, regulatory or other entity, and any other form of entity or organization of any kind or nature whatsoever; and pronouns have similarly extended meanings.

Product	means Mineral that is capable of being sold or otherwise disposed of.

Quarter	means, a fiscal quarter consisting of a 3 month period, which in the case of the Payer as at the date of this Deed is the period commencing on the Execution Date and expiring on the date immediately preceding the next to occur of January 1, April 1, July 1 or October 1, and each subsequent period of 3 consecutive months commencing on January 1, April 1, July 1 or October 1, as applicable, in each year thereafter.

Related Person	means, with respect to any particular Person: (a) any other Person who directly or indirectly Controls, is directly or indirectly Controlled by, or is under direct or indirect common Control with, such Person; (b) a partner, other than a limited partner, of that Person; (c) a trust or estate in which that Person has a substantial beneficial interest or for which that Person serves as trustee or in a similar capacity; (d) a relative, including the spouse, of that Person or of that Person’s spouse; or (e) any other Person that has a non-arm’s length connection or relationship with the Payer or any other Person referenced in (a) through (d) above.

Representative	means, with respect to any particular Person, the employees, officers, directors, accountants, auditors, financial advisers and legal advisers of such Person.

Royalty	means a gross overriding royalty payable from time to time hereafter, in perpetuity, by the Payer to the Payee equal to 0.7% of the Net Value.

Royalty Records	means the books, accounts and records maintained by or on behalf of the Payer showing reasonable detail in relation to:

(a)	the quantity and grades of each Product extracted or produced in each Quarter;

(b)	the quantity and grades of each Product sold in each Quarter;

(c)	the calculation of the Royalty in each Quarter;

(d)	Gross Proceeds from Product sold in each Quarter;

(e)	Deductible Expenses for each Quarter; and

(f)

if there is any commingling of Products in a Quarter with materials from areas outside the Mining Area, the measures, moistures, assays and other relevant details pertaining to the Minerals in the Products prior to such commingling.

Statement	means, for any particular Quarter, a statement (signed by an authorized director or officer of the Payer confirming the accuracy of such Statement) setting out the calculation of the Royalty payment for such Quarter and including the following information, in each case, in sufficient detail and with sufficient supporting documentation, to enable the Payee to verify the accuracy thereof:

(a)

a breakdown of Gross Proceeds from each Product sold in such Quarter, such that any applicable Exchange Rate used to determine the value of all or any part of such Gross Proceeds in US Dollars can be observed;

(b)	a breakdown of all Deductible Expenses during such Quarter;

(c)	a breakdown of any Adjustments made in such Quarter;

(d)	the total amount owing in respect of the Royalty for such Quarter; and

(e)	in the case of a sale of Product to any Person that is a Related Person, the basis of how the Transfer Price was established;

accompanied by a true and complete copy of the unconsolidated unaudited financial statements of the Payer prepared in accordance with Section 4.2(a) for such Quarter.

Statutory Tenement Expenditure	means the minimum expenditure which the holder of a Tenement is required by the Mining Act to incur in respect of that Tenement in any given year.

Surrounding Area	means all tenements and other property rights owned, directly or indirectly, in whole or in part by the Payer or any Related Person of the Payer, all or any part of which lies within 5 miles of any boundary of any tenement listed in Schedule A.

Tailings	includes tailings, residues, waste rock, spoiled leach materials and other materials resulting from mining operations and activities conducted on or adjacent to the Mining Area, whether such operations and activities took place before or after the Commencement Date.

Tenement	means the authorities under the Mining Act forming the Nyngan Scandium project and the Honeybugle Scandium properties, the legal description of which is set forth in Schedule A Error! Reference source not found. hereto, and any Surrounding Area, including any extension, renewal, variation, conversion, amalgamation, replacement or substitution thereof or addition thereto, that is granted in respect of the whole or part of the area of an authority on the application of the Payer or on the authority of the Payer.

Third Party	means a Person that is not a Related Person of the Payer (or of any Related Person).

Transfer	means sell, transfer, grant, assign, convey or otherwise voluntarily dispose of.

Transfer Price	means, the transfer price between the Payer and any Related Person, which shall be, with respect to any particular sale of Product by the Payer to a Related Person on any particular date :

(a)	the price at which the Payer or a Related Person of the Payer has made comparable sales of Product to a Third Party within the proximate time as at which such value is sought to be determined, or

(b)	in the absence of such comparable sales, such other evidence of market price for comparable sales of Product made between parties dealing at arm’s length, or

(c)

where the price cannot readily be determined by the methods described in either (a) or (b) above, the transfer price accepted by applicable Governmental Authority responsible for assessing and collecting income taxes or royalties of the Payer.

US Dollars	means lawful currency of the United States of America.

Withholdings	means withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature.

1.2	Interpretation

In this Deed, except where the context otherwise requires:

(a)	words importing the singular include the plural and vice versa;

(b)	an expression importing a natural Person includes any company, partnership, joint venture, association, corporation or other body corporate;

(c)

a reference to anything (including, but not limited to, any right) includes a part of that thing but nothing in this sub section implies that performance of part of an obligation constitutes performance of the obligation;

(d)	a reference to a section, part, schedule, exhibit and annexure refers to a section, part, schedule, exhibit or annexure of, in or to this Deed;

(e)	a reference to this Deed includes all schedules, exhibits and annexures to this Deed;

(f)	a reference to any document (including this Deed) is to that document as varied, novated, ratified or replaced from time to time;

(g)

a reference to an act, statute, regulation, proclamation, ordinance or by-law includes all acts, statutes, statutory instruments, regulations, proclamations, ordinances or by-laws varying, consolidating or replacing it, and a reference to an act includes all regulations, proclamations, ordinances and by-laws issued under that act;

(h)

a reference to any party means a party to this Deed and includes that party's executors, administrators, successors and permitted assigns, including any person taking by way of novation and, in the case of a trustee, includes any substituted or additional trustee;

(i)	a reference to conduct includes an omission, statement and undertaking, whether or not in writing;

(j)	a reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and permanently visible form;

(k)	no provision of this Deed will be construed adversely to a party solely on the ground that the party was responsible for the preparation of this Deed or that provision;

(l)	other parts of speech and grammatical forms of a word or phrase defined in this Deed have a corresponding meaning; and

(m)	words of inclusion are not words of limitation.

1.3	Business Day

Where the day on which any act is to be done is not a Business Day, that act must be done on the succeeding Business Day.

1.4	Accounting matters

Unless otherwise agreed by the parties, all accounting matters are to be determined in accordance with sound accounting practices customary in the mining industry which are in accordance with Accounting Standards.

2	ROYALTY

2.1	Royalty Purchase and Grant

Payer hereby grants to Payee the Royalty, in consideration for the payment by the Payee to the Payer of the sum of TWO MILLION AND SEVENTY THOUSAND UNITED STATES DOLLARS (US$2,070,000), in cash, payment of which sum has been made by the Payee and received by the Payer.

2.2	Calculation and Payment of Royalty

(a)	Within 30 days after the end of each Quarter ending after the Commencement Date, the Payer must:

(i)	calculate the Royalty payable for the Quarter, if any; and

(ii)

pay the Royalty payable for the Quarter to the Payee without demand, reduction or set-off, and without adjustment or deduction (except for any Adjustment or Withholdings permitted hereunder or required by Law), which amount will be adjusted in accordance with any Adjustment applicable to such Quarter pursuant to Section 2.4, and payable by the Payer by wire transfer to an account specified in writing by the Payee, which the Payee agrees to so specify prior to the end of the first Quarter following the Commencement Date.

All Royalty payments shall be made in immediately available funds, in US Dollars and, to the extent that any amount included in the calculation of Net Value is not denominated in US Dollars, such amount shall be converted into US Dollars using the applicable Exchange Rate determined as of the last day of the applicable Quarter in respect of which such Royalty payment is calculated.

(b)

Without limiting the rights of the Payee in relation to any breach of this Deed by the Payer, if the Payer fails to pay a Royalty payment due under this Deed in accordance with Section 2.2(a) within ten days following the due date for such payment, then the Payer must also pay to the Payee immediately on demand:

(A)	interest at the rate of 10% per annum on the amount due from such due date to and including the date upon which such Royalty payment is paid in full, calculated daily and compounded monthly; and

(B)	all costs and expenses (including legal costs and expenses on a full indemnity basis) incurred by the Payee and attributable to the Payer’s failure to pay by such due date.

2.3	Statement

Commencing on the Commencement Date, and on or before the later of (i) the date that is 45 days from the last day of the end of each Quarter other than the last Quarter of a fiscal year of the Payer and 90 days from the end date of the last Quarter of a fiscal year of the Payer, and (ii) if the Payer is a controlled subsidiary of a parent company that is required to publicly file financial reports on a consolidated basis with the Payer pursuant to securities Law applicable to such parent company, the date such financial reports are required to be filed in respect of the applicable Quarter, the Payer must deliver a Statement to the Payee. In addition, on or before the later of (i) the date that is 90 days from the end date of the last Quarter of a fiscal year of the Payer, the Payer must deliver an Annual Statement to the Payer, and (ii) if the Payer is a controlled subsidiary of a parent company that is required to publicly file financial reports on a consolidated basis with the Payer pursuant to securities Law applicable to such parent company, the date such financial reports are required to be filed in respect of such fiscal year. Delivery to the Payee of the applicable Statement for such Quarter and payment of the Royalty in accordance with that Statement is final and in full satisfaction of all obligations of the Payer with respect to and payment of the Royalty for that Quarter unless:

(a)

the Payee disputes all or part of any Annual Statement that includes such Quarter by providing a Dispute Notice (as defined herein) to the Payer within 3 months after the date on which the Payee received such Annual Statement; or

(b)	there has been any fraud, deliberate miscalculation or reckless miscalculation of the Royalty by the Payer.

Any payment that is determined to be owing to the Payee in respect of the Royalty following final resolution of any dispute relating to an Annual Statement, shall be paid forthwith by the Payer upon final resolution of such dispute together with all accrued interest thereon and costs related thereto in accordance with 2.2(b) .

2.4	Adjustment

Each Adjustment will be recorded in the Royalty Records and reflected in the next Statement delivered by the Payer to the Payee after such Adjustment arises and the amount of each Adjustment in each Quarter will be added to, or deducted from, as applicable, the amount of the Royalty payment that would otherwise be payable in respect of such Quarter to which the Statement relates.

2.5	Royalty a continuing obligation

Unless otherwise provided for in this Deed, the obligation to pay the Royalty continues, with respect to each Tenement, for the full term of such Tenement, including any successor Tenement and throughout the period that any Product is extracted and recovered from such Tenement by any Person, unless this Deed is previously terminated in accordance with its terms.

2.6	No interest in Tenements

Without derogating from its entitlement to the Royalty under this Deed, the Payee has no legal or equitable interest in the Tenements or in the Mining Area.

2.7	Further assurances

If the Payer or any Related Person varies, amalgamates, converts, substitutes or reacquires any Tenement, or obtains any additional interest in the Mining Area, the Payee may require the Payer to execute an amendment deed or similar instrument confirming that this Deed applies to such, varied, amalgamated, converted, substituted or reacquired Tenement, or acquired additional interest, subject only to any required government approvals under the Law. The Payer agrees to use all reasonable commercial efforts to obtain any such requisite governmental approvals.

4217000A370_Exhibit 10.1.docx	Page 13

2.8	Perpetuity period

If the vesting of any interest under this Deed would, but for this section, be void under the rule against perpetuities at common law or under any statute imposing perpetuity periods, then that interest terminates one day before the end of the maximum time from the date of this Deed permitted at such time by the law of New South Wales for that interest to be valid.

3	MINING OPERATIONS

3.1	Maintenance of Tenements in good standing

The Payer will take reasonable steps, at the Payer’s cost, to keep the Tenements valid and in full force and effect under the Law for the duration of this Deed, including:

(a)

observing the provisions of all Laws affecting the Tenements and mining operations and activities conducted by the Payer on or about the Mining Area, including lodging in good time all required reports;

(b)	paying all fees, rates, royalties, taxes and rental payments due in respect of all of the Tenements;

(c)	ensuring all Statutory Tenement Expenditure conditions are met or exemptions obtained; and

(d)	making all necessary applications for renewals of the Tenements.

3.2	Payer to determine Tenement operations

The Payee acknowledges and agrees that the Payer, subject to required government approvals under the Law:

(a)	owes the Payee no duty to explore, develop or mine any of the Tenements, or to do so at any rate or in any manner other than that which the Payer may determine in its sole and unfettered discretion;

(b)

has complete discretion concerning the nature, timing and extent of all exploration, development, mining, treating, milling and other operations conducted on the Tenements and may suspend operations and production on the Tenements at any time it wishes to do so;

(c)	may, but is not obliged to, treat, mill, sort, concentrate, refine, or otherwise process, beneficiate or upgrade Ores, Concentrates, and Products extracted from the Tenements; and

(d)	is not liable for any mineral or commercial value lost in processing Ores, Concentrates, and Products extracted from the Tenements, and no Royalty is due on any such lost value.

3.3	Commingling

(a)

The Payer may commingle Products extracted from the Tenements prior to being dispatched with other Ores, Concentrates or products produced elsewhere in accordance with customary good mining and metallurgical practice in Australia applied reasonably.

(b)

The Payer must establish, and record in the Royalty Records, the methods and practices adopted by the Payer necessary to weigh, sample, assay and perform other measuring or testing necessary to fairly allocate to each party the valuable minerals and metals contained in the Products extracted and recovered from the Tenements prior to being dispatched from the Mining Area.

3.4	Tailings

If any Tailings held under or pursuant to any Tenement are processed or reprocessed in the future and result in Products, those Products are subject to payment of the Royalty.

3.5	Samples

The Payer may, without being liable to pay the Royalty under this Deed, mine, remove and supply small amounts of Minerals reasonably necessary for sampling, assaying, metallurgical testing and evaluation of the mineral potential of the Tenements.

4	INFORMATION AND AUDIT

4.1	Royalty Records

The Payer must keep, or cause to be kept, true and complete Royalty Records in accordance with the Accounting Standards and generally accepted international mining industry practice.

4.2	Inspection and audit of Royalty Records

(a)

The Payer agrees to prepare unconsolidated unaudited financial statements of Payer for each Quarter of the Payer, and unconsolidated audited financial statements of the Payer for each fiscal year of the Payer audited by an independent nationally recognized accounting firm or such other accounting firm as is approved in writing by the Payee.

(b)

The Payee may, upon reasonable notice to the Payer and at reasonable times and at its own cost, appoint a registered company auditor, to audit and report on the Royalty Records and any Annual Statement.

(c)

The Payer shall, subject to reasonable prior notice, give the auditor appointed by the Payee pursuant to Section 4.2(b) full and free access to the Royalty Records of the Payer at its offices, or elsewhere as agreed, at reasonable times, in respect of the applicable audit.

(d)

Any audit of an Annual Statement by the Payee must be conducted by an auditor appointed by the Payee pursuant to Section 4.2(b) hereof and must be completed prior to the expiry of 90 days from the date of receipt by the Payee of such Annual Statement, failing which the Annual Statement shall be deemed to be correct and accepted by the Payee, provided that if the audit of an Annual Statement by the Payee has been initiated but has not been completed within the foregoing 90 day period, and such audit is being diligently conducted as expeditiously as reasonably possible, then the Payer agrees to provide the Payee with a reasonable extension of the audit period on written request made by the Payee to Payer.

4.3	Access, inspection and technical audit

(a)

The Payee may, upon reasonable notice to the Payer and at reasonable times but not more frequently than once in every 12 months (unless the Payer has materially breached this Deed), and at its own cost and risk, inspect any operations carried on within the Mining Area, provided that the Payee must ensure that it does not unduly interfere with the operations or with the general conduct by the Payer of its business and complies with the reasonable requirements of the Payer and its safety officers.

(b)

This section applies where the Payer is commingling Products extracted from the Tenements prior to being dispatched from the Mining Area with other Ores, Concentrates, mineral products, metals and minerals produced elsewhere. In that event, the Payee may, at reasonable times and at its own cost and risk and not more than once in every 12 months upon reasonable notice to the Payer, by itself or by a qualified and recognised mining engineer appointed by it, inspect and conduct a technical audit on the methods and practices used by the Payer in weighing, sampling, assaying or other measuring or testing extracted from the Tenements, and in doing so must comply with the reasonable requirements of the Payer and its safety officers.

(c)	The Payer must provide, at the Payee’s cost, all reasonable access to the Payee and to the mining engineer appointed by the Payee sufficient and necessary to reasonably carry out any technical audit.

(d)	The Payee must ensure that any audit undertaken by, or on behalf of, the Payee is conducted and concluded promptly and diligently.

4.4	Consequences of financial audit

Notwithstanding Section 2.3, if there is any underpayment or overpayment of the Royalty which the Payee’s auditor, in its reasonable opinion, considers exists, or an audit determines that any Royalty paid has been calculated in error, the Payer must, on being provided with a copy of the report of the Payee’s auditor, make an Adjustment of the Royalty due, which will be payable at such time as the payment for the next Quarter is due, unless the Payer gives a Dispute Notice under this Deed in relation to the relevant Annual Statement within 3 months of receiving the report of the Payee’s auditor.

4.5	Consequences of technical audit

(a)

The Payee may give the Payer a copy of any technical report arising from a technical audit conducted under this section which raises, as a matter of concern, any matter concerning the weighing, sampling, assaying or any other measuring or testing practice which is not consistent with good mining and metallurgical practice in Australia applied reasonably.

(b)

If the Payer does not accept that there is a matter of mining and metallurgical practice which it is prepared to, and does, correct, either party may give a Dispute Notice under this Deed in relation to that matter within 3 months of receiving the technical report.

5	RELINQUISHED TENEMENTS

5.1	Total abandonment or surrender of Tenements

Subject to the rights arising on Revival (as defined below), if the Payer intends to relinquish or surrender all of the Tenements, then, the Payer is permitted to relinquish or surrender those Tenements after providing the Payee with not less than 30 days prior to the date of relinquishment or surrender, written notice of its intent to do so and giving Payee the opportunity to make inquiries as to the reasons for such relinquishment or surrender. The Payee may within the 30 day notice period request that the Tenements be transferred to the Payee and thereafter the Payer will so transfer the Tenements to the Payee or its nominee for no additional consideration subject to and in accordance with applicable Law, provided that the Payee will pay for all transfer costs.

5.2	Revival of obligations under a Relinquished Tenement

If any part of the area of any relinquished or surrendered Tenement that is relinquished or surrendered to the NSW Department is granted to or acquired by the Payer or a Related Person of the Payer within 10 years of such relinquishment or surrender (Revival), then upon such Revival the area of the relinquished or surrendered Tenement again becomes subject to this Deed and the obligation to pay the Royalty by the Payer.

5.3	Relinquishment in the normal course of business

If portions of the Tenements are voluntarily relinquished or surrendered to the NSW Department because they are no longer considered by the Payee to contain commercial quantities of Ore, or because the NSW Department believes the likelihood of Mineral development is remote and requests return of specific portions of the Tenements, the Payer is permitted to relinquish or surrender those Tenements after providing the Payee with not less than 30 days prior to the date of relinquishment or surrender, written notice of its intent to do so and giving Payee the opportunity to make inquiries as to the reasons for such relinquishment or surrender. The Payee may within the 30 day notice period request that the Tenements be transferred to the Payee, which if permitted under applicable Law, for no additional consideration, the Payer will so transfer the Tenements to the Payee or its nominee in accordance with applicable Law, provided that the Payee will pay for all transfer costs. If the relinquishment or surrender of the Tenements to the NSW Department is not voluntary on the part of the Payer, then the Payer will provide the Payee with written notice of such involuntary relinquishment or surrender as soon as practical following the Payee receiving written notice from the NSW Department of such involuntary relinquishment or surrender.

6	REGISTRATION

The Payer irrevocably consents to the Payee’s registration of this Deed, or notice hereof, with the Mining Recorder Unit/Mining Registrar (or any successor thereto, or any other Governmental Authority, as applicable) and otherwise to such actions as the Payee may see fit to secure its rights pursuant to this Deed, to the extent allowed by the Law. The Payer agrees to cooperate and provide reasonable assistance to the Payee for the purpose of such registration, including the signing of deeds or any instrument required by any Governmental Authority for the purpose of such registration and to otherwise act reasonably not to interfere with the Payee’s securing of its rights pursuant to this Deed.

7	ASSIGNMENT AND ENCUMBRANCES

7.1	Transfer by Payer

The Payer shall not Transfer all, part of, or any interest in, any of the Tenements, or any rights in relation to Products extracted and recovered or to be extracted and recovered from the Mining Area to a Third Party or a Related Person except:

(a)

by a Transfer to a Third Party which is expressly subject to the Royalty, and such Third Party transferee has agreed in writing in favour of the Payee to assume the obligations of the Payer hereunder (including the obligation to pay the Royalty to the Payee) to the extent that the transferee acquires all or any part of the Tenements or the rights to the Products or Minerals and to execute an Assumption Deed at the time at which the transferee acquires any such rights or property; or

(b)	by the sale of Products in the ordinary course of business; or

(c)	an abandonment or surrender of the Tenements as contemplated in Sections 5.1 and 5.3 of this Deed, and subject to Section 5.2 hereof.

7.2	Payer release and survival

(a)

The Payer may be released from its obligations under this Deed in respect of a Transfer pursuant to Section 7.1(a) as from the date of the Transfer, but only if a Transfer is completed strictly in accordance with this Deed, but without affecting its obligations arising prior to that date.

(b)	The rights of the Payee survive any Transfer and do not merge on or by virtue of completion and registration of the Transfer.

7.3	Sale of interest by Payee

(a)

If the Payee wishes to Transfer the whole or a part of its rights under this Deed to a Third Party (Available Interest) the Payee must first offer to sell the whole of the Available Interest to the Payer (Payee's Offer) for cash (Cash Consideration) and not for any other consideration, and otherwise on the terms and conditions contained in the Payee's Offer.

(b)	A Payee's Offer must be open for acceptance within 30 days after service of the Payee's Offer (Offer Period).

(c)

If the Payer accepts the Payee’s Offer by notice in writing to the Payee within the Offer Period, the Payer must complete the purchase of the Available Interest on the terms set out in the Payee's Offer.

(d)

If the Payer does not accept the Payee’s Offer within the Offer Period or complete the purchase of the Available Interest on the terms set out in the Payee’s Offer, the Payee may, at any time, within 210 days after service of Payee’s Offer, sell the Available Interest, but only on terms and conditions not less favourable than the Payees’ Offer.

(e)

The Payee may be released from its obligations under this Deed in respect of the interest that is the subject of the Transfer as from the date of the Transfer, but only if such Transfer is completed strictly in accordance with this Deed, and without affecting any of its obligations arising prior to that date.

(f)

The Payee may Transfer its interest in and under this Deed to a Related Person of the Payee if the Payee first delivers to the Payer an Assumption Deed executed by the Related Person which includes a covenant that the Related Person has agreed with the Payer promptly to offer to re-assign the interest to the Payer if the recipient ceases to be a Related Person of the Payee within 3 years after such Transfer.

7.4	Grant of Encumbrance

Each party covenants in favour of the other party that it will not grant any Encumbrance over the Tenements or this Deed unless the Encumbrancee agrees to be bound by the terms of this Deed in exercising the Encumbrancee’s powers or remedies under the Encumbrance, as if it was a party to this Deed. The foregoing covenant will not apply to a grant of an Encumbrance to a Third Party solely in respect of any royalty interest granted by the Payer to such Third Party, nor will it restrict the Payee from registering any Encumbrance in respect of its interest in the Royalty or this Deed pursuant to Section 6.

7.5	Change of Control of Payer

The Payer will provide written notice to the Payee of any proposed change in Control of the Payer not less than 30 days’ prior to the effective date of such change in Control, including identity and contact information of all Persons involved in such change of Control of the Payer.

7.6	Notice of Assignment or Encumbrance

The Payer will provide written notice to the Payee of any proposed Transfer pursuant to section 7.1 or of any proposed grant of an Encumbrance over any part of the Tenements or the Product, not less than 30 days’ prior to the effective date of such proposed Transfer or grant of an Encumbrance, including the identity and contact information of all transferees and Encumbrances involved, directly or indirectly, in such Transfer or grant of Encumbrance, as the case may be.

8	Confidentiality

8.1	Non-disclosure of Confidential Information

A party must not disclose Confidential Information except:

(a)	if the disclosure is expressly permitted by this Deed; or

(b)

to its Representative, or the Representative of a Related Person, who requires the information for the purposes of or related to this Deed, the Tenements or the Royalty, provided that such Representative agrees to keep the disclosed information confidential in accordance with this section; or

(c)	with the written consent of the party who supplied the Confidential Information, which consent may be given or withheld in its absolute discretion; or

(d)

if the party, or a Related Person of the party, holding the Confidential Information is required to do so by Law, including by a recognised stock exchange, or in connection with legal proceedings relating to this Deed; or

(e)

if disclosure is made on a confidential basis to a prospective assignee of the party's rights and obligations under this Deed or prospective financier of the party or its Related Person, or to another Third Party that proposes to enter into contractual relations with the party; provided the assignee, financier or other Third Party agrees in writing to keep the disclosed information confidential in accordance with this section.

8.2	Disclosure by Recipient of Confidential Information

A party disclosing Confidential Information as permitted by this Deed must use all reasonable endeavours to ensure that any person receiving Confidential Information from it does not disclose the Confidential Information except as permitted by this Deed.

8.3	Return of Confidential Information

A party who has disclosed Confidential Information to a prospective assignee, financier or other Third Party as provided for by this Deed must obtain from that person prior to disclosure an undertaking that, on the request of the disclosing party, it will immediately deliver or re-deliver to that party all documents or other materials containing or referring to the Confidential Information in its possession, power or control.

8.4	Survival of termination

This confidentiality section continues to bind a person notwithstanding that such person ceases to be a party to this Deed or this Deed is terminated for any reason, for a period of 5 years from the date of termination.

8.5	Announcements, Press Releases and Public Filings

A party must not make press or other announcements or releases relating to this Deed and the transactions that are the subject of this Deed without the approval of the other party to the form and manner of the announcement or release unless and to the extent that the announcement or release is required to be made by the party, or a Related Person of the party, by Law before such approval can be obtained, including by a recognised stock exchange. The Payee understands and agrees that the parent company of the Payer will publicly announce the grant of this Royalty by press release and publicly file a copy of this Deed with United States and Canadian securities regulators pursuant to applicable securities Laws.

8.6	Personal Information

Payee understands and agrees that the Payer or a Related Person of the Payer will be required to disclose personal information provided herein concerning the Payee to the stock exchange and other regulatory authorities to the extent required by stock exchange rules or by Law, and Payee hereby consents to such disclosure, subject to the prior review and confirmation of accuracy thereof by the Payee.

9	TAX

9.1	The Payer shall withhold and remit any applicable Withholdings required to be withheld and remitted by applicable Law in connection with the payment of the Royalty.

9.2	GST

(a)

Any consideration payable or to be provided for a supply made under or in connection with this Deed, unless specifically described in this Deed as 'GST inclusive', does not include any amount on account of GST. If GST is payable on any supply made under or in connection with this Deed (not being a supply the consideration for which is specifically described in this Deed as 'GST inclusive'), the recipient of the supply must pay to the supplier, an additional amount equal to the GST payable on the supply at the same time and in the same manner as the consideration for the supply, or the first part of the consideration for the supply (as the case may be), is to be provided, provided that the supplier gives the recipient a tax invoice for the supply.

(b)

If a payment to a party under this Deed is a reimbursement or indemnification, calculated by reference to a loss, cost or expense incurred by that party, then the payment will be reduced by the amount of any input tax credit to which that party, or the representative member of the GST group that such party is a member of (as the case may be), is entitled for that loss, cost or expense.

(c)

If a payment is calculated by reference to or as a specified percentage of another amount or revenue stream, that payment shall be calculated by reference to or as a specified percentage of the amount or revenue stream exclusive of GST.

(d)

The parties agree that they have each formed the view that the supply made by the Payer to the Payee is GST-free on the basis of section 38- 190 of the A New Tax System (Goods and Services Tax) Act 1999 (Cth) and that, subject to a contrary determination by the Commissioner of Taxation, no GST will be payable in relation to the grant of the royalty under clause 2.1.

9.3	Stamp Duty

The Payer is responsible for any stamp duty payable in respect of this Deed.

10	REPRESENTATIONS AND WARRANTIES OF THE PAYER

10.1	The Payer represents and warrants to the Payee that:

(a)	it is a corporation duly incorporated, organized and validly existing and in good standing under the Laws of its jurisdiction of incorporation;

(b)

it has all necessary corporate power and authority to enter into and perform its obligations under this Deed, to own its interest in the Tenements and to carry on its business as presently conducted and as currently proposed to be conducted;

(c)

neither the execution nor delivery of this Deed nor the performance by it of its obligations hereunder will conflict with or result in a breach of any terms, conditions or provisions of its incorporating documents, bylaws, directors’ and shareholders’ resolutions, shareholders’ agreements, any law, rule or regulation having the force of law, any contract to which it is a party, or any writ, judgement, injunction, determination or award that is binding on it;

(d)

the execution and delivery of this Deed and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action and all necessary third party consents have been obtained, and this Deed has been duly executed and delivered by it and constitutes a valid and legally binding obligation that is enforceable against it in accordance with its terms;

(e)

it has good and marketable title to, and is in exclusive possession of the Tenements, and each exploration license, mining lease and mining claim constituting or relating to the Tenements is fully and accurately disclosed on Schedule A to this Deed, is in good standing and has been properly recorded in the name of the Payer (or a predecessor thereto, as applicable) in accordance with all applicable Laws;

(f)

there are no actions, suits or proceedings pending or, to the best knowledge of the Payer, threatened against or affecting the Payer or any Related Person, the Tenements or any Product, that might materially adversely affect the Tenements or the Payer’s interest therein or challenge the validity or propriety of the Royalty granted to the Payee pursuant to this Deed; and the Payee is not in default in any material respect under any applicable Law;

(g)

the Payer has filed all tax returns that are required to be filed by it and has paid all taxes that have become due pursuant to such returns or pursuant to any assessment or reassessment received by the Payer;

(h)

the Tenements disclosed in Schedule A to this Deed are each in good standing, have been properly recorded in accordance with all applicable Law and all Statutory Tenement Expenditures and all other amounts owing to any Governmental Authority in respect of each Tenement that are payable on or prior to the Execution Date have been paid in full.

11	REPRESENTATIONS AND WARRANTIES OF THE PAYEE

11.1	The Payee represents and warrants to the Payer that:

(a)	it is a corporation duly incorporated, organized and existing;

(b)	it has all necessary corporate power and authority to enter into and perform its obligations under this Deed;

(c)

neither the execution nor delivery of this Deed nor the performance by it of its obligations hereunder will conflict with or result in a breach of any terms, conditions or provisions of its charter documents or bylaws, any law, rule or regulation having the force of law, any contract to which it is a party, or any writ, judgement, injunction, determination or award that is binding on it;

(d)

the execution and delivery of this Deed and the performance by it of its obligations hereunder have been duly authorized by all necessary corporate action; the Payee has all necessary power and authority to enter into and perform his obligations under this Deed; and

(e)	this Deed has been duly executed and delivered by the Payee and constitutes a valid and legally enforceable obligation of the Payee.

12	SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations, warranties, covenants and agreements of the Payer set forth in this Deed shall survive, notwithstanding the grant of the Royalty by the Payer and any investigation made by or on behalf of either party, and all such representations, warranties, covenants and agreements of the Payer shall continue in perpetuity in full force and effect for the benefit of the Payee.

13	DISPUTE RESOLUTION

13.1	Dispute Resolution

(a)

Any dispute, claim, question or difference arises (Dispute) between the parties with respect to this Deed or its performance, enforcement, breach, termination, validity or otherwise, will be subject to binding arbitration, upon written notice (Dispute Notice) by either party to the other party, and any such Dispute shall not be the subject of an action in any court of law or equity by any party hereto unless such Dispute has first been submitted to arbitration and finally determined in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(b)

The decision of the arbitrator (or arbitrators, as the case may be) shall be deemed to conclusively determine the rights and liabilities of the parties to the arbitration in respect of the matter in dispute and any court action subsequently commenced by any party shall only be for judgment based upon the decision of the arbitrator (or arbitrators, as the case may be) and costs incidental to such action.

(c)	The language of the arbitration and the arbitration decision will be in English. The arbitration will take place in New South Wales, Australia.

(d)

Any arbitration shall be conducted by one arbitrator appointed by the mutual agreement of the parties within 30 days after the date on which the Dispute Notice is received by either party from the other party. If the parties fail to agree upon the appointment of the arbitrator, each of the parties shall appoint one arbitrator within a further 15 days, and the two such arbitrators so appointed shall, within 15 days after their appointments, select a third arbitrator who shall act as the presiding arbitrator. If the two arbitrators appointed by the parties hereto fail to agree upon the appointment of the third arbitrator, such arbitrator shall be appointed by the American Arbitration Association (or if such Association fails to make such appointment, by a court of competent jurisdiction) at the request of either party and such selection shall be final and binding upon each of the parties hereto.

(e)

The arbitrator or arbitrators, as the case may be, shall take evidence directly from witnesses and documents presented by the parties and all witnesses shall be made available for cross-examination. The arbitrator or arbitrators, as the case may be, shall render a written decision, stating reasons therefor, within three months after the appointment of such arbitrator, or the last arbitrator, if the arbitration is conducted by a panel of three arbitrators, as applicable, and such award shall be final and binding upon the parties to such arbitration.

(f)

Each party shall be responsible for all costs incurred by such party in respect of the preparation for the arbitration proceedings and the appointment of the arbitrator or arbitrators. The cost of the arbitration proceedings and all related expenses shall be borne by the losing party to the arbitration or, if neither party is clearly the losing party, the costs of the arbitration proceedings and all related expenses shall be shared equally by each party, unless the arbitrator or arbitrators, as the case may be, determine that the costs should be allocated differently, in which case the decision of the arbitrator or arbitrators, as the case may, be shall be final.

14	NOTICES

14.1	Form of Notice

Unless expressly stated otherwise in this Deed, any notice, certificate, consent, approval, waiver or other communication in connection with this Deed (Notice) must be in writing and addressed as follows:

(a)	If to the Payer:

EMC Metals Australia Pty. Ltd.
Suite 501, 1430 Greg Street
Sparks, Nevada
USA 89431

Attention: George Putnam

Telecopier: +1.775.355.9506
email: georgeputnam@comcast.net

with a copy to:

Morton Law LLP
Suite 1200, 750 West Pender Street
Vancouver, British Columbia
Canada, V6C 2T8

Attention: Edward L. Mayerhofer

Telecopier: +1.604.681.9652
email: elm@mortonlaw.ca

(b)	If to the Payee:

Umgeni Holdings International Limited
c/o Appleby Trust (Cayman Islands) Ltd.
Clifton House
75 Fort Street

PO Box 1350
Grand Cayman
KY1-1108
Cayman Islands

Attention: Richard McMillan
Telecopier: +1 345.949.4901
Email: rimcmillan@applebyglobal.com

with a copy to:

The Law Offices of Gordon L. Jacobs
73 Mutual Street
Toronto, Ontario Canada M5B 2A9

Attention: Gordon Jacobs

Telecopier: 416 981 0993
Email: gljacobs@sprynet.com

and with a copy to:

Stikeman Elliott LLP
5300 Commerce Court West
199 bay Street
Toronto, Canada M5L 1B9

Attention: Elizabeth Breen
Telecopier: 416 947 0866
Email: ebreen@stikeman.com

Notwithstanding the foregoing, delivery of any Statement pursuant to this Deed need only be delivered to as directed in writing by the Payee.

14.2	When Notices are taken to have been given and received

(a)	Subject to Section 14.2(b), a Notice is regarded as given and received:

(i)	if delivered by hand, when left at the address set out in section 14.1;

(ii)	if sent by pre-paid post, on the 10th day following the date of postage;

(iii)

if given by fax, on production of a transmission report by the machine from which the fax was sent which indicates that the fax was sent in its entirety to the recipient’s fax number during the recipient’s normal business hours, unless the recipient informs the sender that the Notice is illegible or incomplete within 24 hours of it being transmitted; and

(iv)

if sent by email, at the time shown in the read receipt for that email from the recipient's email address or the time shown in any reply or response email received by the deliverer in connection with the Notice email.

(b)

A Notice delivered or received other than on a Business Day of the recipient, or after 5.00pm (recipient’s time) on a Business Day, is regarded as received at 9.00am (recipient’s time) on the following Business Day. A Notice delivered or received before 9.00am (recipient’s time) on a Business Day, is regarded as received at 9.00am (recipient’s time).

15	GENERAL

15.1	Governing law

This Deed is governed by the laws of the State of New South Wales, Australia and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of the State of New South Wales, Australia.

15.2	Counterparts and Deliver

This Deed may be executed in any number of counterparts and by different parties on separate counterparts, and delivered by electronic means, all of which, taken together, shall constitute one Deed.

15.3	Alterations

This Deed may be altered only in writing signed by each party.

15.4	Survival

Any indemnity or any obligation of confidence under this Deed is independent and survives termination of this Deed. Any other term by its nature intended to survive termination of this Deed survives termination of this Deed.

15.5	No merger

The rights and obligations of the parties under this Deed do not merge on completion of any transaction contemplated by this Deed.

15.6	Entire agreement

This Deed constitutes the entire agreement between the parties in connection with its subject matter and supersedes all previous agreements or understandings between the parties in connection with its subject matter.

15.7	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing documents) to give full effect to this Deed and any matter contemplated by it.

15.8	Severability

Any term or part of a term of this Deed that is illegal or unenforceable may be severed from this Deed and the remaining terms or parts of the terms of this Deed shall continue in force.

15.9	Waiver

A party does not waive a right, power or remedy if it fails to exercise, or delays in exercising, such right, power or remedy, except to the extent such party fails to exercise such right, power or remedy within a specified time period. A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy. A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

15.10	Relationship

This Deed does not create a relationship of employment, trust, agency or partnership between the parties.

Signed and agreed to by the parties hereto on the date first mentioned above: Executed as Deed;

Executed by EMC METALS AUSTRALIA PTY. LTD. in accordance with section 127 of the Corporations Act 2001 (Cth);

/s/ George F. Putnam	/s/ Edward Dickinson
Signature of Director	Signature of Director

George F. Putnam	Edward Dickinson
Print Name	Print Name

Executed by UMGENI HOLDINGS INTERNATIONAL LIMITED

/s/ Fiona Crellin and Tanya Dube	/s/ Fiona Crellin and Tanya Dube
Signature of Director	Signature of Director
For and On Behalf Of Probitas Limited	For and On Behalf Of Equitas Limited
Fiona Crellin and Tanya Dube	Fiona Crellin and Tanya Dube
Print Name	Print Name

SCHEDULE A – TENEMENTS

Nyngan Scandium project

New South Wales exploration licenses:

 EL 6096 (5 units)

EL 8316 (5 units)

Honeybugle Scandium property

New South Wales exploration license:

EL 7977 (12 units)